Exhibit 5



                                                               December 7, 2001


The DeWolfe Companies, Inc.
80 Hayden Avenue
Lexington, MA 02421

         RE: Registration of 139,100 shares of Common Stock of The DeWolfe Companies, Inc. on SEC Form S-8 Registration Statement
               --------------------------------------------------------------

Gentlemen:

         In connection with the registration under the Securities Act of 1933 of an additional 139,100 shares of Common Stock, $.01 par value ("Common Stock"), to be issued by The DeWolfe Companies, Inc. ( the "Company") pursuant to the Company's 1998 Stock Option Plan (the "Option Plan") as more particularly set forth in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 7, 2001, we have examined the Restated Articles of Organization of the Company, as amended, the By-laws and minute books of the Company, the Option Plan, and the pertinent statutes of the Commonwealth of Massachusetts.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered by the Company pursuant to said Registration Statement will be, when issued and paid for in accordance with the terms of the Option Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Lynch, Brewer, Hoffman & Sands, LLP

                                        LYNCH, BREWER,
                                        HOFFMAN & SANDS, LLP